AllianceBernstein Exchange Reserves


Exhibit 77C
Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

A Special Meeting of the AllianceBernstein Exchange Reserves Fund (the Fund) was held on November 15, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, and the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of each proposal, and each proposal was approved. A description of each proposal and number of shares voted at the Meetings are as follows: (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement)

			Voted For     Withheld Authority
1. The election of
   the Directors,
   each such
   Director to
   serve a term of
   an indefinite
   duration and
   until his or
   her successor is
   duly elected and
   qualifies.




Ruth Block		254,940,703	6,400,489
David H. Dievler	254,711,296	6,629,896
John H. Dobkin		254,999,825	6,341,367
Michael J. Downey	254,967,557	6,373,636
William H. Foulk, Jr.	254,951,557	6,389,635
D. James Guzy		254,592,296	6,748,896
Marc O. Mayer		254,960,173	6,381,018
Marshall C. Turner, Jr. 254,932,217	6,408,876


			Voted For   Voted Against Abstained  Broker
							     Non-Votes

3. The amendment,
   elimination,
   or reclassification
   as non-fundamental
   of the fundamental
   investment
   restrictions
   regarding:

3.A. Diversification  212,891,047  5,555,047    4,293,547  38,601,552

3.B. Issuing Senior
     Securities and
     Borrowing Money  212,015,225  6,329,807    4,394,608  38,601,552

3.C. Underwriting
     Securities       212,145,227  5,905,271    4,689,142  38,601,552

3.D. Concentration
     of
     Investments      213,232,022  5,135,673    4,371,946  38,601,552


3.E. Real Estate and
     Companies that
     Deal in Real
     Estate           212,043,641  5,804,761    4,891,239  38,601,552

3.F. Commodity
     Contracts
     and Futures
     Contracts        211,928,381  6,063,237    4,748,022  38,601,552

3.G. Loans            211,907,031  6,477,847    4,354,762  38,601,552


3.I. Exercising
     Control          212,388,590  5,919,672    4,431,378  38,601,552

3.J. Other
     Investment
     Companies 	      212,340,727  5,874,935    4,523,978  38,601,552

3.L. Purchases of
     Securities on
     Margin   	      211,708,259  6,473,273    4,558,108  38,601,552

3.M. Short Sales      211,908,873  6,528,429    4,302,338  38,601,552

3.N. Pledging,
     Hypothecating,
     Mortgaging, or
     Otherwise
     Encumbering
     Assets 	     211,761,513  6,591,794   4,386,333  38,601,552


3.Q. Unseasoned
     Companies       211,222,215  6,507,274   5,010,151  38,601,552

3.T. Securities of
      Issuers in
      which
      Officers, or
      Directors, or
      Partners Have
      an
      Interest      211,643,600  6,806,937   4,289,103  38,601,552

3.V. Option
     Transactions   212,486,829  5,986,403   4,266,409  38,601,552

3.W. Purchasing Voting
     or Other
     Securities     211,629,213  6,707,134   4,403,294  38,601,552